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                                                                  EXHIBIT 12

           BURLINGTON NORTHERN SANTA FE CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (IN MILLIONS, EXCEPT RATIO AMOUNTS)
                                  (UNAUDITED)

                                                                                      Year Ended
                                                                                     December 31,
                                                                                     ------------
                                                                       1996              1995            1994
                                                                       ----              ----            ----
Earnings:

  Pre-tax income                                                      $1,440            $ 334           $ 695

  Add:
    Interest and fixed charges,
      excluding capitalized interest                                     301              220             155

    Portion of rent under long-term
      operating leases representative
      of an interest factor                                              179              129              98

  Amortization of capitalized interest                                     3                1               -

  Less:  Undistributed equity in earnings
           of investments accounted for
           under the equity method                                        (5)             (27)             (4)
                                                                      -------           ------          ------

  Total earnings available for fixed charges                          $1,918            $ 657           $ 944
                                                                      =======           ======          ======

Fixed charges:

  Interest and fixed charges                                          $  314            $ 227         $   157

  Portion of rent under long-term operating
    leases representative of an interest
    factor                                                               179              129              98
                                                                      -------           ------          ------

  Total fixed charges                                                  $ 493            $ 356           $ 255
                                                                      =======           ======          ======

Ratio of earnings to fixed charges                                      3.89x           1.85x(1)        3.70x
                                                                      =======           ======          ======


(1) Earnings for the year ended December 31,1995, include merger, severance and asset charges of $735 million. Excluding these costs, the ratio would have been 3.91x